Exhibit 10.40
THE J. M. SMUCKER COMPANY
NONSTATUTORY STOCK OPTION AGREEMENT
This NONSTATUTORY STOCK OPTION AGREEMENT (this “Agreement”), dated _____, 20__ (the “Date of Grant”), is between The J. M. Smucker Company, an Ohio corporation (the “Company”), and _________ (the “Optionee”). The award hereunder is granted pursuant to the terms of the Company’s 2020 Equity and Incentive Compensation Plan (the “Plan”). Capitalized terms used herein but not defined shall have the respective meanings set forth in the Plan.
1.Option. (a) Grant of Option. The Company hereby grants to the Optionee, as of the Date of Grant, the right and option (this “Option”) to purchase ______ Common Shares, at a price per Common Share of $_____ (the “Exercise Price”).1 This Option is not intended to qualify as an Incentive Stock Option for purposes of Section 422 of the Code.
(a)Vesting. Subject to the terms of this Agreement and the Optionee’s compliance with the provisions set forth in the Restrictive Covenant Agreement attached hereto as Exhibit A (the “Restrictive Covenant Agreement”), this Option shall vest and become exercisable in two installments, one-half of this Option shall vest on the first anniversary of the Date of Grant (or, if such date is not a business day, then on the next succeeding business day) and the remainder shall vest on the second anniversary of the Date of Grant (or, if such date is not a business day, then on the next succeeding business day), subject to the Optionee’s continuous service with the Company or a Subsidiary (“Continuous Service”) on each of these dates.
(b)Termination of Continuous Service. If the Optionee’s Continuous Service terminates for any reason, this Option, to the extent not then vested, shall immediately terminate without consideration. Notwithstanding the foregoing, if (i) the Optionee’s Continuous Service is terminated by the Company or a Subsidiary for Disability, (ii) the Optionee dies, (iii) a Change in Control occurs in which the Option is not continued, assumed, or replaced with an economically equivalent equity award that contains substantially comparable terms and conditions (including vesting) as set forth in this Agreement, or (iv) (x) the Optionee resigns for “Good Reason” or (y) the Optionee leaves the service of the Company or a Subsidiary under circumstances determined by the Compensation and People Committee (the “Committee”) to be for the convenience of the Company, in each case within 24 months following a Change in Control, then the Optionee shall be deemed to have vested in all of the Common Shares subject to this Option. For purposes of this Agreement, “Disability” means the occurrence of either of the following: (i) the Optionee becoming unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the Optionee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the Company’s accident and health plan for employees of the Company. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without the Optionee’s written consent: (i) a material adverse change in the Optionee's title, position, duties, authorities, and responsibilities; (ii) a material reduction in the Optionee's annual base salary or bonus opportunity; or (iii) relocation of the Optionee's primary work location by more than 50 miles from his or her then current location. A resignation for Good Reason will not occur unless: (x) the Optionee provides the Company with a written notice detailing the specific circumstances
1 NTD: Insert Market Value per Share on the Date of Grant.

alleged to constitute Good Reason within 90 days after the first occurrence of such circumstances, (y) the Company fails to cure such Good Reason event(s) in all material respects within 30 days following receipt of such notice to cure, and (z) following the Company's failure to cure during the 30-day cure period, the Optionee terminates employment no later than 90 days after the expiration of such period.
2.Term. This Option shall terminate on _________2 (the “Option Expiration Date”); provided that if:
(a)the Optionee’s Continuous Service is terminated by the Company for any reason other than a Termination for Cause, death, or Disability, then the Optionee may exercise the vested portion of this Option in full until one year following such termination (at which time this Option shall be cancelled), but not later than the Option Expiration Date;
(b)the Optionee’s Continuous Service is voluntarily terminated by the Optionee (except as provided in Section 2(d) below), then the Optionee may exercise the vested portion of this Option in full until the one year following such termination (at which time this Option shall be cancelled), but not later than the Option Expiration Date;
(c)the Optionee’s Continuous Service is terminated by the Company due to the Optionee’s death or Disability, then the Optionee (or his or her beneficiary, in the case of death) may exercise the vested portion of this Option in full until one year following such termination (at which time this Option shall be cancelled), but not later than the Option Expiration Date; and
(d)the Optionee’s Continuous Service is terminated by the Company as a result of a Termination for Cause (or by the Optionee at a time when the Company could terminate the Optionee under a Termination for Cause), then this Option shall be cancelled upon the date of such termination.
3.Exercise. Subject to Sections 1 and 2 of this Agreement and the terms of the Plan, this Option may be exercised, in whole or in part, in cash or in any other form of legal consideration that may be acceptable to the Board in accordance with the terms of the Plan. On the third anniversary of the Date of Grant (or, if such date is not a business day, then on the preceding business day), all unexercised Options shall be deemed to exercise on a so-called “net exercise basis” (for purposes of both the Exercise Price and any applicable tax withholding), provided that the Exercise Price is lower than the Market Value per Share on such date.
4.Adjustments. This Option shall be subject to the adjustment provisions of Section 12 of the Plan.
5.Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal, state, and foreign securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
6.Tax Withholding. To the extent that the Company or any Subsidiary is required to withhold federal, state, local, or foreign taxes in connection with any delivery of the Common Shares purchased upon exercise of this Option, such Common Shares shall be reduced by the amount equal to the applicable federal, state, local, and foreign income taxes and other
2 NTD: Insert 3 years from the Date of Grant.

amounts required to be withheld (the “Withholding Taxes”) in connection with such exercise. Subject to the limitations of applicable law, the Company shall have the power and the right to deduct or withhold, or require the Optionee to remit to the Company, the minimum amount necessary to satisfy the Withholding Taxes with respect to any taxable event arising as a result of this Agreement. The Optionee is advised to consult with the Optionee’s own tax advisors regarding the exercise of this Option and holding of the Common Shares.
7.Continuous Service. For purposes of this Agreement, the Continuous Service of the Optionee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Optionee shall not be deemed to have ceased to be an employee of the Company or Subsidiary, by reason of the (a) transfer of his or her employment among the Company and its Subsidiaries or (b) a leave of absence approved by a duly constituted officer of the Company or a Subsidiary.
8.Right to Terminate Employment. No provision of this Agreement shall limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of the Optionee at any time. Nothing herein shall be deemed to create a contract or a right to employment with respect to the Optionee.
9.Relation to Other Benefits. Any economic or other benefit to the Optionee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Optionee may be entitled under any profit-sharing, retirement, or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
10.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall impair the rights of the Optionee under this Agreement without the Optionee’s consent; further provided, however, that the Optionee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with (or exemption from) Section 409A of the Code or the Dodd-Frank Wall Street Reform and Consumer Protection Act or any regulations promulgated thereunder.
11.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
12.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of this Option.
13.Nature of Option. The Optionee agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended, or terminated by the Company at any time; (b) the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in substitution of options, even if options have been granted repeatedly in the past; (c) all decisions with respect to future option grants shall be at the sole discretion of the Company; (d) participation in the Plan is voluntary; (e) this Option is not a part of normal or expected pay package for any purposes; (f) if the Optionee is a Covered Employee within the meaning of the Company’s Clawback of Incentive Compensation Policy (the “Policy”), he or she acknowledges and accepts the terms and conditions of the Policy as in effect on the Date of Grant; and (g) in consideration of the grant of this Option, no claim or entitlement to compensation or damages shall be created by any forfeiture or other termination of this Option or diminution in value of this Option, and the Optionee releases the Company and its Subsidiaries from any such claim that may arise. If any such claim is found by a court of competent jurisdiction to have been created, then, by signing this Agreement, the Optionee shall be deemed irrevocably to have waived the Optionee’s entitlement to pursue such claim.
14.Restrictive Covenants. By executing this Agreement, the Optionee hereby agrees to the terms and conditions set forth in the Restrictive Covenant Agreement.
15.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to this Option and the Optionee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Optionee’s consent to participate in the Plan by electronic means. The Optionee consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
16.Governing Law. This Agreement is made under, and shall be governed by and construed in accordance with the internal substantive laws of, the State of Ohio, without giving effect to the choice of law principles thereof.
17.Transfer Restrictions. This Option shall be subject to the provisions of Section 16 of the Plan relating to the prohibition on the assignment or transfer of the rights granted hereunder.
18.Professional Advice. The acceptance and exercise of this Option may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Optionee. Accordingly, the Optionee acknowledges that the Optionee has been advised to consult his or her personal legal and tax advisors in connection with this Agreement and this Option.
19.Notices. Any notice hereunder by the Optionee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Corporate Secretary of the Company at the Company’s principal executive offices. Any notice hereunder by the Company shall be given to the Optionee in writing at the most recent address as the Optionee may have on file with the Company.
20.Data Privacy. The Optionee explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of the Optionee’s personal data as described in this Agreement by and among the Company and its Subsidiaries for the exclusive purpose of implementing, administering, and managing the Optionee’s participation in the Plan. The Optionee understands that the Company and its Subsidiaries hold (but only process or transfer to the extent required or permitted by local law) the following personal information about the Optionee: the Optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Company, details of all options or any other entitlement to Common Shares awarded, canceled, exercised, vested, unvested, or outstanding in the Optionee’s favor, for the purpose of implementing, administering, and managing the Plan (“Data”). The Optionee understands that Data may be transferred to third parties assisting in the implementation, administration, and management of the Plan, including [List administrator(s)], that these recipients may be located in the Optionee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than those that apply in the Optionee’s country. The Optionee understands that the Optionee may request a list with the names and addresses of any potential recipients of the Data by contacting the Optionee’s local human resources representative. The Optionee authorizes these recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing the Optionee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Optionee may elect to deposit any shares acquired upon the exercise of this Option. The Optionee understands that Data shall be held only as long as is necessary to implement, administer, and manage the Optionee’s participation in the Plan and in accordance with local law. The Optionee understands that the Optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Optionee’s local human resources representative. The Optionee understands, however, that refusing or withdrawing the Optionee’s consent may affect the Optionee’s ability to participate in the Plan. For more information on the consequences of the Optionee’s refusal to consent or withdrawal of consent, the Optionee hereby understands that the Optionee may contact the Optionee’s local human resources representative.
21.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
22.Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors, and assigns.
23.Entire Agreement. This Agreement, the Plan, and the Restrictive Covenant Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, merging any and all prior agreements.

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This Agreement is executed by the Company as of the ______ day of __________.
THE J. M. SMUCKER COMPANY
By:    ____________________________________
Name:
Title:
The undersigned hereby acknowledges receipt of an executed original of this Agreement, together with a copy of the prospectus for the Plan, dated ________, summarizing key provisions of the Plan, and accepts the award of this Option granted hereunder on the terms and conditions set forth herein and in the Plan.
Date: ______________________
    Optionee:

EXHIBIT A

Restrictive Covenant Agreement

    As a condition to the Optionee’s receipt of this Option awarded to Optionee under the terms of the Nonstatutory Stock Option Agreement between the Optionee and The J. M. Smucker Company, an Ohio corporation (the “Company”), dated as of ________ (the “Award Agreement”), the Optionee agrees to be subject to the terms and conditions of this Restrictive Covenant Agreement (this “Agreement”).

    1.     Definitions.

    All terms used herein with initial capital letters and not otherwise defined herein shall have the meanings assigned to them in the Award Agreement (including any definitions incorporated by reference to the Plan).

    “Affiliated Company” means any organization controlling, controlled by, or under common control with the Company.

    “Confidential Information” means the Company’s technical or business or personnel information not readily available to the public or generally known in the trade, including inventions, developments, trade secrets and other confidential information, knowledge, data and know-how of the Company or any Affiliated Company, whether or not they originated with the Optionee, or information which the Company or any Affiliated Company received from third parties under an obligation of confidentiality.

    “Conflicting Product” means any product, process, machine, or service of any person or organization, other than the Company or any Affiliated Company, in existence or under development (i) that resembles or competes with a product, process, machine, or service upon or with which the Optionee shall have worked during the two years prior to the Optionee’s termination of service with the Company or any Affiliated Company or (ii) with respect to which during that period of time the Optionee, as a result of his or her job performance and duties, shall have acquired knowledge of Confidential Information, and whose use or marketability could be enhanced by application to it of Confidential Information. For purposes of this section, it shall be conclusively presumed that the Optionee has knowledge of information to which he or she has been directly exposed through actual receipt or review of memoranda or documents containing such information or through actual attendance at meetings at which such information was discussed or disclosed.

    “Conflicting Organization” means any person or organization that is engaged in or about to become engaged in research on or development, production, marketing, or selling of a Conflicting Product.

    “Look-back Period” means a 12-month period prior to a breach of the applicable section of this Agreement.

    “Restricted Period” means the period during which the Optionee is employed by the Company or a Subsidiary plus one year after the date the Optionee’s Continuous Service is terminated.

    2.     Right to Retain Options Contingent on Protection of Confidential Information.

    The Optionee agrees that at all times, both during and after the term of the Optionee’s service with the Company or any Affiliated Company, to hold in the strictest confidence, and not to use (except for the benefit of the Company at the Company’s direction) or disclose (except for the benefit of the Company at the Company’s direction), regardless of when disclosed to the Optionee, any and all Confidential Information of the Company or any Affiliated Company. The Optionee understands that for purposes of this Section 2, Confidential Information further includes, but is not limited to, information pertaining to any aspect of the business of the Company or any Affiliated Company which is either information not known (or known as a result of a wrongful act of the Optionee or of others who were under confidentiality obligations as to the item or items involved) by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company. If, prior to the expiration of the Restricted Period, the Optionee discloses or uses, or threatens to disclose or use, any Confidential Information other than in the course of performing authorized services for the Company (or any Affiliated Company), this Option, whether vested or not, shall be immediately forfeited and cancelled, and the Optionee shall immediately return to the Company the Common Shares received in connection with any exercise of this Option during the Look-back Period or the pre-tax income derived from any disposition of the Common Shares during the Look-back Period.

    3.     No Interference with Customers or Suppliers.

    In order to forestall the disclosure or use of Confidential Information as well as to deter the Optionee’s intentional interference with the contractual relations of the Company or any Affiliated Company, the Optionee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company and to promote fair competition, the Optionee agrees that the Optionee’s rights with respect to this Option is contingent upon the Optionee refraining, during the Restricted Period, for himself or herself or any third party, directly or indirectly, from using Confidential Information to (i) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, or (ii) intentionally solicit its customers with which it has a contractual relationship as to Conflicting Products, or to interfere with the contractual relationship with any of its suppliers or customers (collectively, “Interfere”). If, during the Restricted Period, the Optionee breaches his or her obligation not to Interfere, this Option, whether vested or not, shall be immediately forfeited and cancelled, and the Optionee shall immediately return to the Company the Common Shares received in connection with any exercise of this Option during the Look-back Period or the pre-tax income derived from any disposition of the Common Shares during the Look-back Period. For avoidance of doubt, the term “Interfere” shall not include any advertisement of Conflicting Products through the use of media intended to reach a broad public audience (such as television, cable, or radio broadcasts, or newspapers or magazines) or the broad distribution of coupons through the use of direct mail or through independent retail outlets. THE OPTIONEE UNDERSTANDS THAT THIS SECTION 3 IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED BUT PROVIDES FOR THE CANCELLATION OF THIS OPTION AND A RETURN TO THE COMPANY OF THE COMMON SHARES RECEIVED IN CONNECTION WITH ANY EXERCISE OF THIS OPTION DURING THE LOOK-BACK PERIOD OR THE GROSS TAXABLE PROCEEDS OF ANY DISPOSITION OF THE COMMON SHARES DURING THE LOOK-BACK PERIOD IF THE OPTIONEE SHOULD CHOOSE TO VIOLATE THIS “NO INTERFERENCE WITH CUSTOMERS OR SUPPLIERS” PROVISION DURING THE RESTRICTED PERIOD.

    4.     No Solicitation of Employees.

    In order to forestall the disclosure or use of Confidential Information, as well as to deter the Optionee’s intentional interference with the contractual relations of the Company or any Affiliated Company, the Optionee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company, and to promote fair competition, the Optionee agrees that the Optionee’s rights with respect to this Option is contingent upon the Optionee refraining, during the Restricted Period, for himself or herself or any third party, directly or indirectly, from soliciting for employment any person employed by the Company, or by any Affiliated Company, during the period of the solicited person’s employment and for a period of one year after the termination of the solicited person’s employment with the Company or any Affiliated Company (collectively, “Solicit”). If, during the Restricted Period, the Optionee breaches his or her obligation not to Solicit, this Option, whether vested or not, shall be immediately forfeited and cancelled, and the Optionee shall immediately return to the Company the Common Shares received in connection with any exercise of this Option during the Look-back Period or the pre-tax income derived from any disposition of the Common Shares during the Look-back Period. THE OPTIONEE UNDERSTANDS THAT THIS SECTION 4 IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED BUT PROVIDES FOR THE CANCELLATION OF THIS OPTION AND A RETURN TO THE COMPANY OF THE COMMON SHARES RECEIVED IN CONNECTION WITH ANY EXERCISE OF THIS OPTION DURING THE LOOK-BACK PERIOD OR THE GROSS TAXABLE PROCEEDS OF ANY DISPOSITION OF THE COMMON SHARES DURING THE LOOK-BACK PERIOD IF THE OPTIONEE SHOULD CHOOSE TO VIOLATE THIS “NO SOLICITATION OF EMPLOYEES” PROVISION DURING THE RESTRICTED PERIOD.

    5.     Right to Retain Options Contingent on Continuing Non-Conflicting Employment.

    In order to forestall the disclosure or use of Confidential Information, as well as to deter the Optionee’s intentional interference with the contractual relations of the Company or any Affiliated Company, the Optionee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company, and to promote fair competition, the Optionee agrees that the Optionee’s rights with respect to this Option is contingent upon the Optionee refraining, during the Restricted Period, from rendering services, directly or indirectly, as director, officer, employee, agent, consultant, or otherwise, to any Conflicting Organization, except a Conflicting Organization whose business is diversified and that, as to that part of its business to which the Optionee renders services, is not a Conflicting Organization, provided that the Company shall receive separate written assurances satisfactory to the Company from the Optionee and the Conflicting Organization that the Optionee shall not render services during such period with respect to a Conflicting Product. If, prior to the expiration of the Restricted Period, the Optionee shall render services to any Conflicting Organization other than as expressly permitted herein, this Option, whether vested or not, shall be immediately forfeited and cancelled, and the Optionee shall immediately return to the Company the Common Shares received in connection with any exercise of this Option during the Look-back Period or the pre-tax income derived from any disposition of the Common Shares during the Look-back Period. THE OPTIONEE UNDERSTANDS THAT THIS SECTION 5 IS NOT INTENDED TO AND DOES NOT PROHIBIT THE OPTIONEE FROM RENDERING SERVICES TO A CONFLICTING ORGANIZATION BUT PROVIDES FOR THE CANCELLATION OF THIS OPTION AND A RETURN TO THE COMPANY OF THE COMMON SHARES RECEIVED IN CONNECTION WITH ANY EXERCISE OF THIS OPTION DURING THE LOOK-BACK PERIOD OR THE GROSS TAXABLE PROCEEDS OF ANY DISPOSITION OF THE COMMON SHARES DURING THE LOOK-BACK PERIOD IF THE OPTIONEE SHOULD CHOOSE TO RENDER SUCH SERVICES DURING THE RESTRICTED PERIOD.

    6.     Injunctive and Other Available Relief.

    To the extent not prohibited by law, any cancellation of this Option pursuant to any of Sections 2 through 5 above shall not restrict, abridge, or otherwise limit in any fashion the types and scope of injunctive and other available relief to the Company. Notwithstanding any provision of this Agreement to the contrary, nothing under this Agreement shall limit, abridge, modify, or otherwise restrict the Company (or any Affiliated Company) from pursuing any or all legal, equitable, or other appropriate remedies to which the Company may be entitled under any other agreement with the Optionee, any other plan, program, policy, or arrangement of the Company (or any Affiliated Company) under which the Optionee is covered or participates, or any applicable law, all to the fullest extent not prohibited under applicable law.

    7.     Permitted Reporting and Disclosure.

    Notwithstanding any language in this Agreement to the contrary, nothing in this Agreement prohibits the Optionee from reporting possible violations of federal law or regulation to any governmental agency or governmental entity, or making other disclosures that are protected under federal law or regulation; provided, that, in each case such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, under no circumstance is the Optionee authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without prior written consent of the Company’s General Counsel. Any reporting or disclosure permitted under this Section 7 shall not result in the cancellation of Options. The Optionee is entitled to certain immunities from liability under state and federal law for disclosing trade secrets if the disclosure was made to report or investigate an alleged violation of law, subject to certain conditions.

    8.     Severability.

    If any provisions of this Agreement is determined to be invalid or unenforceable for any reason, that provision shall be modified rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. If any provision in this Agreement is held to be invalid or unenforceable for any non-material reason, and cannot be modified to make it enforceable, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

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